Merriman Capital Completes Recapitalization

SAN FRANCISCO, May1, 2013-- Merriman Capital, Inc., a wholly owned subsidiary of Merriman Holdings, Inc. (OTCQX: MERR), announced today that it has closed its recapitalization of its balance sheet through the simultaneous conversion of approximately $1.2 Million in debt, extinguishment of accumulated dividends, and the conversion of the balance of all preferred shares into common stock in a transaction valued at $3MM. The recapitalization eliminates approximately $800,000 of preferred dividends per year, and was led by the firm’s largest preferred shareholder, and Co-Chairman, Ronald Chez. All of the members of the board and management participated in the recapitalization as well as members of the advisory board and several strategic investors within the industry.

“The conversion strengthens our balance sheet, simplifies our cost structure and eliminates a significant burden of preferred dividends and interest”, commented Jon Merriman, CEO. “Our cost structure is greatly reduced, so incremental increases in our day to day business and a small pickup in banking, as well as continued relentless focus on costs, could take us to consistent profitability and ultimately create a stock that will be of interest to investors. We are beginning to see a turn in the microcap financing market, and I believe the environment for smaller deals will slowly improve in line with a gradual uptick in commercial bank lending. Our banking pipeline, particularly in the verticals we cover through our Financial Entrepreneur Platform (FEP), is very robust and the deal sizes are in some cases much larger than the market is used to seeing from our firm. We are focused on converting that pipeline to revenue. Success in this area presents considerable opportunity for upside.”

“With the balance sheet greatly simplified and added capital the opportunity is now squarely in front of us,” added Merriman. “We are one of the last surviving public firms in the small cap advisory and banking space, and we now have the runway to capitalize on that position. Our current business model is differentiated from the remaining competition, we have a tight team and we are all revenue generators. While client focused, we are all mindful of the importance of controlling costs. Our firm increased its value considerably from 2002 to 2007 in similarly tumultuous times for our industry. Our mission is to make it happen again.”

Proceeds from the recapitalization will be used to continue to build out a corporate service sales and trading team, focused on senior, variable cost producers. The FEP needs limited additional investment to continue to attract experienced professionals, and with less time required to focus on balance sheet and capital needs, the firm has begun to proactively market to, and attract, additional groups globally.

“We are excited about the recent growth in our advisory and FEP efforts”, said William Febbo, Chief Operating Officer. “The strategic overlap of advising public companies and the banking and research expertise represented through our platform positions us for growth with a predominately variable cost structure. We are seeing very high quality people, and we welcome those ready to participate in a differentiated brokerage business model.”

About Merriman Capital, Inc.

Merriman Capital, Inc. is an investment banking firm providing equity and options execution services, market making, and differentiated research for high growth companies. The firm also provides capital raising, advisory, and M&A services through its FEP. Merriman Capital, Inc. is a wholly owned subsidiary of Merriman Holdings, Inc. (OTCQX: MERR) and is the leading investment banking firm for OTCQX companies. For more information, please go to http://www.merrimanco.com/.

Merriman Capital, Inc. is a registered broker-dealer and member of The Financial Industry Regulatory Authority (FINRA) http://www.finra.org/ and the Securities Investor Protection Corporation (SIPC) http://www.sipc.org/.

Note to Investors

This press release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. This release does not constitute an offer to sell or a solicitation of offers to buy any securities of the Company. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed on April 1, 2013 . Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," and "would" or similar words. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise. The Form 10-K filed on April 1, 2013, together with this press release and the financial information contained herein, are available on our website, www.merrimanco.com. Please click on "Investor Relations."

At the Company:

Michael Doran

General Counsel

(415) 568-3905

Will Febbo

Chief Operating Officer

(415) 248-5603